UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)

                         PETROLEUM HEAT AND POWER, INC.

                              CLASS A COMMON STOCK
                         (Title of Class of Securities)

                                    716600309
                                 (CUSIP Number)

                                February 16, 1999
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate rule pursuant to which this Schedule is filed:

         |X|      Rule 13d-1(b)
         |_|      Rule 13d-1(c)
         |_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

CUSIP No. 716600309

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                  EIN 23-2856392
                  SCHNEIDER CAPITAL MANAGEMENT CORPORATION

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                               (a)  |_|
                               (b)  |_|

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                  5.       SOLE VOTING POWER
                                    None

                  6.       SHARED VOTING POWER
                                    None

                  7.       SOLE DISPOSITIVE POWER
                                    1,372,000

                  8.       SHARED DISPOSITIVE POWER
                                    None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,372,000

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  5.7%

12.      TYPE OF REPORTING PERSON
                  IA


                               Page 2 of 5 Pages

Item 1.
         (a)  Name of Issuer
                  PETROLEUM HEAT AND POWER, INC.

         (b)  Address of Issuer's Principal Executive Offices
                  Petroleum Heat and Power, Inc.
                  2187 Atlantic Street, 5th Floor
                  Stamford, CT  06902

Item 2.
         (a)  Name of Person Filing
                  SCHNEIDER CAPITAL MANAGEMENT CORPORATION

         (b) Address of Principal Business Office or, if none, Residence 460 E. Swedesford Road, Suite 1080
                  Wayne, PA 19087

         (c)  Citizenship
                  UNITED STATES

         (d)  Title of Class of Securities
                  CLASS A COMMON STOCK

         (e)  CUSIP Number
                  716600309

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          (a) |_| Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

          (b)  |_| Bank as  defined  in  section  3(a)(6)  of the Act (15 U.S.C.
               78c);

          (c) |_| Insurance company as defined in section 3(a)(19); of the Act (15 U.S.C. 78c)

          (d)  |_|  Investment   company  registered  under  section  8  of  the
               Investment Company Act of 1940 (15 U.S.C. 80a-8).;

          (e)  |X|    An    investment     adviser    in     accordance     with
               ss.240.13d-1(b)(1)(ii)(F);

                               Page 3 of 5 Pages

          (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

          (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(l)(ii)(G);

          (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  |_| Group, in accordance with ss.240.13d-1(b)(l)(ii)(J)



Item 4.  Ownership.

         (a)  Amount Beneficially Owned
                  1,372,000

         (b)  Percent of Class
                  5.7%

         (c)      Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote
                           None

                  (ii)  Shared power to vote or to direct the vote
                           None

                  (iii) Sole power to dispose or to direct the disposition of
                           1,372,000

                  (iv) Shared power to dispose or to direct the disposition of
                           None

Item 5.  Ownership of Five Percent or Less of a Class
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
         |_|.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
                  None


                               Page 4 of 5 Pages

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on By the Parent Holding Company.
                  Not Applicable

Item 8.  Identification and Classification of Members of the Group.
                  Not Applicable

Item 9.  Notice of Dissolution of Group.
                  Not Applicable

Item 10. Certification.
         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             2/12/99
                                             Date

                                             GARY P. SOURA, JR.
                                             Signature

                                             GARY P. SOURA, JR.
                                             ASSISTANT VICE PRESIDENT
                                             Name/Title

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the
         statement   is  signed  on  behalf  of  a  person  by  his   authorized
         representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).